EXHIBIT 10.2

Private & Confidential

Dated July 5, 2013

HSBC Finance Corporation and Patrick J. Burke

SERVICE AGREEMENT

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Contents
Clause    Page
1    Appointment    3
2    Scope and Duties of the Employement    3
3    Salary and Variable Pay    3
4    Other Benefits    4
5    Tax Withholding and Compliance    4
6    Noncompetition and Confidentiality    5
7    Intellectual Property Rights    6
8    Termination    7
9    Obligations of the Company Upon Termination    10
10    Status Under FDIC Regulations    11
11    Binding Effect    11
12    Notices    11
13    No Assignment    12
14    Execution in Counterparts    12
15    Severability    12
16    Indemnification    12
17    Prior Understandings    12
Appendix A    14

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THIS AGREEMENT is dated July 5, 2013 and is made BETWEEN:
HSBC Finance Corporation (hereinafter called the “Company”); and
Patrick J. Burke of (hereinafter called the “Executive”).
WITNESSETH THAT:
WHEREAS, the Executive is currently employed by the Company; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue such employment on the following terms and conditions;
NOW THEREFORE, in consideration for continued employment of the Executive and a one-time off-cycle award as approved by the HSBC Holding plc Remuneration Committee on January 16, 2013, the terms of which are shown in Appendix A of this Agreement, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1	APPOINTMENT
The Company shall continue to employ the Executive as an Executive of the Company and the Executive shall continue his employment with the Company until this Agreement is terminated in accordance with clause 8 (“the Term”).

2	SCOPE AND DUTIES OF THE EMPLOYMENT
The Executive shall serve as GGM SEVP and CEO HBIO of the Company and shall have all powers and duties consistent with such position, subject to the reasonable direction of the Board, including the requirement to perform services for Affiliates of the Company. The Executive shall devote substantially his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and use all best efforts to fulfill faithfully, responsibly, and to the best of his ability, his duties hereunder. However, the Executive may, with the approval of the Board and subject to any approvals required by Parent Group policies in effect from time to time, serve on corporate, civic, and/or charitable boards and committees. The Executive shall serve as a member of the Board if elected as such. As used in this Agreement, “Affiliates” shall mean all companies, corporations, and entities that are affiliated with the Company, including without limitation HSBC Holdings plc (“Parent”) and its subsidiaries and their respective successors and assigns, and “Parent Group” shall mean Parent and its subsidiaries and their respective successors and assigns and all other Affiliates.

3	SALARY AND VARIABLE PAY

3.1
Base Salary. For services performed by the Executive for the Company pursuant to this Agreement during the Term, the Company shall pay the Executive an annual base salary of $ 700,000.00 payable in substantially equal installments in accordance with the Company’s regular payroll practices.

3.2	Salary Adjustments. During the Term, the base salary of the Executive shall be reviewed by the Board no less frequently than annually to determine whether

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or not the same should be adjusted in light of the duties and responsibilities of the Executive and his performance thereof.

3.3
Variable Pay. During the Term, including, but not limited to, the year in which the Date of Termination (as defined by Section 8.6.3) occurs and notwithstanding any requirements that the Executive be employed at the end of the performance year or on the date of payment to be eligible for a variable pay award under the terms of any then existing bonus plan, the Board of Directors of the Parent (“the Parent Board”) may at its sole discretion, both as to whether to pay or award any variable incentive compensation (including any bonus or deferred bonus in the form of cash or equity) (“Variable Pay”) and if so, how much, pay the Executive Variable Pay of such amount as the Parent Board may determine in respect of each complete financial year of the Company.

3.3.1
The Executive acknowledges that he has no contractual right to receive any Variable Pay and that no Variable Pay shall be deemed earned or accrued until it is specifically declared in writing by the Parent Board (or an appointed committee thereof) in respect of the financial year to which it relates and that he will not acquire such a right on the basis that during the Executive’s employment he has received one or more Variable Pay awards.

3.3.2
The Parent Board will determine the payment date for any Variable Pay from time to time. The granting or awarding of and all arrangements relating to any such Variable Pay (including the form thereof), will be at the absolute discretion of the Parent Board, which may, in its absolute discretion, terminate, replace, or amend any such arrangement. Any Variable Pay which may be paid to the Executive shall be in addition to the Base Salary to which the Executive is entitled under this Agreement.

3.4
Equity Incentive Compensation. The Executive may be eligible to participate in the HSBC Share Plan or any other employee equity plan established by the Parent from time to time. Any such right to participate is subject to the rules of the relevant plan and at the discretion of the Parent Board.

4	OTHER BENEFITS
During the Term, in addition to the compensation described in clause 3 the Executive shall also be entitled to participate in all of the various retirement, welfare, fringe benefit, executive perquisite, and expense reimbursement plans, programs, and arrangements of the Company as in effect from time to time for similarly situated senior executives of the Company, to the extent the Executive is eligible for participation under the terms of such plans, programs, and arrangements.

5	TAX WITHHOLDING AND COMPLIANCE

5.1
The Company shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to or for the benefit of the Executive under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments

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owing from the Company to the Executive, (ii) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

5.2
Certain payments under this Agreement may be nonqualified deferred compensation subject to Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Section 409A”). The Company believes that all nonqualified deferred compensation payable under the terms of this Agreement will be paid in compliance with Section 409A, including, but not limited to, the requirement that payments made to a specified employee on account of a voluntary Separation from Service be delayed until at least six months after such Separation from Service. The Agreement shall at all times be interpreted, construed, and administered so as to avoid insofar as possible the imposition of excise taxes and other penalties under Section 409A.

6	NONCOMPETITION AND CONFIDENTIALITY

6.1
Noncompetition. During the Term and during the six month period following the Date of Termination (as defined in clause 8.6.3) the Executive shall not become associated with the Comparator Group, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of 1% or less of the outstanding voting shares of any publicly traded Company in the Comparator Group) without the written consent of the Company, such consent not to be unreasonably withheld if Executive will be working for a member of the Comparator Group in a role or business that does not directly or indirectly compete with the Company. For purposes of this clause 6, “Comparator Group” means the following companies and entities, subject always to amendment from time to time by the HSBC Group’s Remuneration Committee and as notified to the Executive by no later than 30 days after any such amendment: Banco Bradesco, Banco Itau, Banco Santander, Bank of America, Bank of China, Barclays, BBVA, BNP Paribas, Citigroup, Credit Suisse Group, DBS Group, Deutsche Bank, Fortis, ICBC, JP Morgan Chase, Lloyds Banking Group, National Australia Bank, Royal Bank of Canada, Royal Bank of Scotland, Societe Generale, Standard Chartered, UBS, Unicredito Italiano and Wells Fargo (and all group companies of the companies and entities set out in this clause 6) and, where any companies or entities set out in this clause 6 are the subject of a takeover or undergo any form of reconstruction, the entities to which the relevant business assets of such companies or entities are transferred from time to time.

6.2	Nonsolicitation. During the Term and during the one year period following the Date of Termination (as defined in clause 8.6.3) the Executive:

6.2.1
will not directly or indirectly induce any employee of the Company or its Affiliates to terminate employment with any such entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment or assist in hiring, employing or offering employment to any person who is or was employed by the Company or an Affiliate unless such person shall have ceased to be employed by such entity for a period of at least six months; and

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6.2.2
shall not solicit the business of, or otherwise attempt to establish any business relationship of a nature that is competitive with the business relationship of the Company or its Affiliates with any person or entity who was a significant commercial customer or client of the Company or its Affiliates within six months immediately prior to the Date of Termination.

6.3
Confidentiality. During and after the period of employment with the Company, the Executive shall not, without prior consent from the CEO or the General Counsel of the Company, directly or indirectly disclose to any individual, company or other entity, other than to the Company or the Parent Group or their officers, directors or employees entitled to such information or any other person or entity to whom such information is disclosed in the normal course of the business of the Company, or use for the Executive’s own benefit or for the benefit of any other individual, company or other entity, any Confidential Information of the Company or of the Parent Group. For purposes of this Agreement, “Confidential Information” is information relating to the Company or Parent Group (i) which is not generally known to the public or in the industry, (ii) which has been treated by the Company or the Parent Group as confidential or proprietary, (iii) which provides the Company or Parent Group with a competitive advantage, or (iv) in the confidentiality of which the Company or any Affiliate in the Parent Group has a legally protectable interest. Confidential Information which becomes generally known to the public or in the industry, or in the confidentiality of which the Company and the Parent Group cease to have a legally protectable interest, shall cease to be subject to the restrictions of this clause 6.

6.4
Company Property. By no later than the Termination Date (as defined in clause 8.6.3), the Executive shall return to the Company all property of the Company and the Parent Group and all copies thereof in the Executive’s possession or under his control.

6.5
Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive under this clause 6 with respect to Noncompetition, Nonsolicitation, Confidentiality, and Company Property relate to special, unique, and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or other such equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this clause 6. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

6.6	Survival. The provisions of this clause 6 shall continue to apply after the Date of Termination (as defined in clause 6).

7	INTELLECTUAL PROPERTY RIGHTS

7.1
The Executive may make inventions or create other intellectual property during the Employment. In this respect the Executive has a special responsibility to further the interests of the Company and the Parent Group given the Executive’s

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position at the Company and the remuneration paid to the Executive under this Agreement.

7.2
In recognition of the Executive’s position, remuneration and responsibility, the Executive acknowledges and agrees that any invention, improvement, design, process, information, copyright work, trade mark, trade name or get-up or any other intellectual property (together the “Intellectual Property”) made, created or discovered by him during the Term (whether capable of being patented or registered or not) in conjunction with or in any way affecting or relating to the business of the Company or the Parent Group or capable of being used or adapted for use in the Company or the Parent Group or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute property of the Company or such Affiliate as the Company may direct. The Executive hereby assigns all right, title, and interest in and to all such Intellectual Property to the Company.

7.3
The Executive acknowledges that he has no rights, interests or claims, either during the Term or after its termination, in or to any such Intellectual Property and he shall not use such Intellectual Property other than during the Term and solely for the purpose of the Company or the Parent Group.

7.4
If and whenever requested by the Company, whether during the Term or after its termination, the Executive shall at the expense of the Company or such Affiliate of the Company as the Company shall direct:

7.4.1	apply or join with the Company or such Affiliate in applying for letters patent or other protection or registration in any part of the world for any such Intellectual Property; and

7.4.2
execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Affiliate or such other person as the Company may specify.

8	TERMINATION

8.1
Until terminated in accordance with the provisions of this clause 8, the Company shall continue to employ the Executive and the Executive shall remain employed by Company. Clause 9 hereof sets forth certain obligations of the Company in the event the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Agreement are defined in clause 8.6, below.

8.2
The Company and the Executive agree that effective by the Date of Termination for any reason, the Executive shall resign or shall have resigned from all positions, titles, duties, authorities, and responsibilities with, arising out of or relating to his employment with the Company including any directorships and agrees to execute all additional documents and take such further steps as may be required to effect such resignation. The Executive hereby irrevocably appoints any member of the Board from time to time, jointly and severally, to be his attorney in his name and on his benefit to sign any documents and do things necessary or requisite to give effect to this clause. In favor of any third party a certificate in writing signed by any member of the Board or by the Secretary of

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the Company that any instrument or act that falls within the authority hereby conferred shall be conclusive evidence that such is the case.

8.3
Death or Disability. Except to the extent otherwise provided in clause 8 with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled if (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or Parent Group. Notwithstanding the foregoing, the Executive will be deemed to have a Separation from Service (as defined in clause 8.6.4) as of the date six months after the date on which the Executive initially commenced a bona fide disability leave, whether or not such disability meets the definition set forth in this clause 8.3, and any compensation or benefits payable as a result of such Separation from Service shall be paid in accordance with the requirements of Section 409A, including, but not limited to, the requirement for a six-month delay of payments to a Specified Employee and any payment so delayed shall be paid as of the first day of the seventh month following the month in which the Separation from Service took place.

8.4
Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in clauses 6 and 9 with respect to certain post-Date of Termination obligations of the Executive and the Company, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination, which may be as early as the date of the giving of such notice. No purported termination of the Executive’s employment for cause shall be effective without a Notice of Termination. Notwithstanding the foregoing, any nonqualified deferred compensation subject to the requirements of Section 409A, as such compensation is defined by Section 409A, that is owed as a result of a discharge for Cause, shall be payable on account of the Executive’s Separation from Service (as defined in clause 8.6.4) whether such Separation from Service occurs on the same date as the Date of Termination or not.

8.5
Termination for Other Reasons. The Company may discharge the Executive without Cause by giving written notice to the Executive at least six months prior to the Date of Termination. The Company can provide the six month notice by having the Executive continue to perform his duties hereunder or by placing the Executive on garden leave for all or part of that period and continuing to pay the

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Executive his Base Salary and provide benefits due under clause 4 until the six month period has elapsed. The Executive may resign from his employment by giving written notice to the Company at least six months prior to the Date of Termination. The Company, in its sole discretion, may require that the Executive continue to perform his duties hereunder or may place the Executive on garden leave for all or part of that period and continue to pay the Executive his Base Salary and provide benefits due under clause 4 until the six month period has elapsed. Notwithstanding the foregoing, if the Executive resigns and has been designated as a Specified Employee in the sole discretion of the Administrative Committee of HSBC North America Holdings Inc., as of the date he has a Separation from Service (as defined by clause 8.6.4), the Base Salary payments and other compensation and benefits subject to Section 409A required as result of such Separation from Service shall be paid in accordance with the requirements of Section 409A, including, but not limited to, the requirement for a six-month delay of payments to a Specified Employee and any payment so delayed shall be paid as of the first day of the seventh month following the month in which the Separation from Service took place.

8.6	Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

8.6.1
“Accrued Obligations” shall mean, as of the Date of Termination to the extent not theretofore paid, the sum of (A) the Executive’s Base Salary under clause 3.1 through the Date of Termination, and (B) any vacation pay, expense reimbursements, and other cash entitlements accrued by the Executive as of the Separation from Service. For the purpose of this clause 8.6.1, amounts due under (A) and (B) shall be deemed to accrue ratably over the period during which they are earned.

8.6.2
“Cause” shall mean the Executive: (A) committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States, any state or political subdivision thereof or any jurisdiction in which the Executive is performing his Duties under this Agreement at the direction of the Company or any member of the Parent Group; (B) violated laws, rules or regulations applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (C) committed an act constituting a breach of fiduciary duty, negligence or misconduct; (D) engaged in conduct that violated internal policies or procedures; (E) committed an act of fraud, dishonesty or misrepresentation (other than negligent misrepresentation); (F) engaged in a conflict of interest or self-dealing; (G) engaged in material insubordination; or (H) breached the obligations as set forth in this Agreement or failed to perform duties as an employee of Company or Affiliate other than as a result of death or disability. Notwithstanding the foregoing, you shall not be Discharged for Cause under clause (D) unless the Company first provides you with written notice referring to this Agreement, of the circumstances constituting Cause and giving you reasonable opportunity to cure the same.

8.6.3
“Date of Termination” shall mean (A) in the event of a discharge of the Executive by the Board for Cause, the date specified in the Notice of Termination, (B) in the event of a discharge of the Executive without Cause or resignation by the Executive, the date specified in the written

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Notice of Termination to the Executive (in the case of discharge) or to the Company (in the case of resignation), which date shall be no less than six months from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to clause 8.3, the date the Executive receives written notice of such termination.

8.6.4
“Separation from Service” means that the Executive ceases to be employed by the Company or any ERISA Affiliate (defined as an entity that is related to the Company within the meaning of Internal Revenue Code Section 414(b) or 414(c), including, but not limited to, any Company or other entity that is 80 percent or more owned directly or indirectly by the Parent) for any reason, voluntary or involuntary, other than by reason of death or an approved leave of absence. Whether a Separation from Service has occurred shall be determined in accordance with Treasury Regulation § 1.409A-1(h)(1).

8.6.5	“Qualifying Termination” shall mean termination of the Executive’s employment under this Agreement by reason of the discharge of the Executive by the Company other than for Cause, death or disability.

8.7
Continuing Obligations. Notwithstanding the termination of this Agreement pursuant to clauses 8.3, 8.4 or 8.5 above, the respective covenants, agreements and obligations of the Company and the Executive set forth hereinafter shall continue.

9	OBLIGATIONS OF THE COMPANY UPON TERMINATION

9.1
The following provisions describe the obligations of the Company to the Executive under this Agreement upon termination of his employment, subject in all cases to compliance with all applicable laws including in particular, Section 409A. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Company or any of its subsidiaries.

9.2
Death, Disability or Retirement. In the event this Agreement terminates by reason of the death or disability of the Executive or retirement under a retirement plan of the Company, the Company shall pay to the Executive (or his heirs or estate in the event of the Executive’s death), to the extent not theretofore paid, all Accrued Obligations and the amount of Variable Pay (if any) awarded to the Executive on a pro-rated basis to the date of the Separation from Service, in a lump sum within sixty (60) days after the date of the Separation from Service, save for any deferred Variable Pay which shall vest in accordance with the vesting schedule issued to the Executive at the time of any such award;

9.3
Discharge for Cause or Resignation. In the event this Agreement terminates by reason of the discharge of the Executive by the Company for Cause or by reason of the resignation of the Executive, the Company shall pay to the Executive all

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Accrued Obligations to the extent not theretofore paid, in a lump sum within sixty (60) days after the date of the Separation from Service.

9.4
Qualifying Termination. In the event of a Qualifying Termination, the Executive shall receive the following benefits provided the Executive has executed and not revolved a release of liability satisfactory to the Company.

9.4.1
To the extent not theretofore paid, payment of all Accrued Obligations together with the amount of Variable Pay (if any) awarded to the Executive on a pro-rated basis to the Date of Termination, in a lump sum within sixty (60) days after the date of the Separation from Service, save for any deferred Variable Pay which shall vest in accordance with the vesting schedule issued to the Executive at the time of any such award.

9.4.2	Severance pay under the HSBC – North America (U.S.) Severance Pay Plan as in effect at the time of the Separation from Service.

9.4.3
Vesting of all equity awards to the Executive which are not otherwise fully vested, subject to and in accordance with the relevant plan or award rules in force as at the date of the Separation from Service.

10	STATUS UNDER FDIC REGULATIONS
The payments under this Agreement, including without limitation pursuant to clause 3 hereof, shall be reduced to the extent required by the applicable Federal Deposit Insurance Company (“FDIC”) regulations.

11	BINDING EFFECT
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company. This Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

12	NOTICES
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed, within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company, to:

HSBC Finance Corporation
26525 N. Riverwoods Blvd.
Suite 100
Mettawa, IL 60045

Attention: General Counsel

If to the Executive, to the most recent address for the Executive on the files of the Company.

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Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13	NO ASSIGNMENT
Except as otherwise expressly provided herein, this Agreement is not assignable by any Party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

14	EXECUTION IN COUNTERPARTS
This Agreement may be executed by the Parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15	SEVERABILITY
If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that the contract may be so modified in any proceeding brought to enforce such restriction or requirement.

16	INDEMNIFICATION
To the full extent permitted by law, the Company shall, both during and after the term of the Executive’s employment, indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any Affiliate in the Parent Group.

17	PRIOR UNDERSTANDINGS
This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements, including the Employment Protection Agreement entered into between the Executive and Household International, Inc. on March 1, 2002, or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing, signed by each of the Parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

HSBC Finance Corporation
By:	/s/ Mary Bilbrey
Title:	EVP Head of HR HSBC USA

Patrick J. Burke

/s/ Patrick Burke

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APPENDIX A
Patrick J Burke
March 2013 RSU Award Terms & Conditions

Group Band Level:	Band 0
Fixed Pay:	Unchanged at USD700,000
Discretionary Variable Pay:	Eligible for consideration of the annual discretionary variable pay award. The amount to be determined in line with the pay review timeline and guidelines.
Off Cycle Award.
USD1,300,000 in the form of HSBC Restricted Share Units. The award would be conditional and vest on 1 October 2014 if:
1) conduct of the executive is aligned with HSBC Values until vesting date or cessation of employment if earlier
2) executive has achieved his business objectives until vesting date or cessation of employment if earlier,
3) the CML transaction has closed to the satisfaction of CEO HSBC Bank Inc., and
4) executive has experienced an involuntary job loss as a result of no alternative new role being found which is commensurate with his current Global Career Band and is in both parties reasonable opinion appropriate in all the circumstances

Should the executive remain employed, his award will lapse on the day prior to the vesting date (1 October 2014) even though the other performance conditions may have been met.

Vesting will not be pro-rated if the employee leaves HSBC or closure occurs prior to 1 October 2014

Other good and bad leaver terms
Death and cessation of employment due to injury, disability or ill health will be afforded good leaver treatment but no acceleration of vesting or pro-rating

All other good leaver provisions in the rules will be disapplied (eg redundancy, retirement, sale of business, sale of company)

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